For Immediate Release

Dresser-Rand Group Inc. Names New Independent Director

HOUSTON, TX, July 24, 2006 – Dresser-Rand Group Inc. (“Dresser-Rand” or the “Company”) (NYSE: DRC), a leading supplier of rotating equipment solutions to the worldwide oil, gas, petrochemical, and process industries, today named Jean-Paul Vettier as a new independent member of its Board of Directors, effective July 24, 2006. This appointment brings the number of directors on the Company’s Board to nine. Mr. Vettier has been appointed to the Compensation, Nominating and Corporate Governance Committees of the Board.

“We are pleased to have Mr. Vettier join our Board,” said Vincent R. Volpe, Jr., President and Chief Executive Officer of Dresser Rand. “Jean-Paul brings significant business experience and industry expertise to our company. He is widely respected and brings added strength to our Company as we continue our focus on profitable growth and creating value for our stockholders.”

Mr. Vettier has extensive energy industry experience. He was formerly Chairman and Chief Executive Officer of Total Refining & Marketing, a position he held from1993 to 2000 with this multinational energy company (4th largest publicly traded integrated oil & gas company in the world). Between 1992 and 1996, he was non-executive Chairman of Total Petroleum North America (Denver, Colorado). During two terms (1998 – 2004), he chaired Europia, the European oil industry association. Prior to joining Total in 1990 as Executive Vice President of Refining and Marketing, Mr. Vettier was employed by Rhone-Poulec for 16 years. He held positions in legal (General Counsel), strategy & planning and its fiber intermediates division. In 1987, he joined Orkem as General Manager of the Petrochemical Division and a member of the Executive Committee. Mr. Vettier is currently on the Board of Institut Francais du Petrole and of Eiffage (SA). He received his degree in Public Law and Economics Sciences from the University of Paris. He is Knight of the French National Order of Merit and of the French Legion of Honour.

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Dresser-Rand is among the largest suppliers of rotating equipment solutions to the worldwide oil, gas, petrochemical, and process industries. The Company operates manufacturing facilities in the United States, France, Germany, Norway, India, and Brazil, and maintains a network of 26 service and support centers covering 140 countries.

This news release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts may be forward-looking statements. Many risks and uncertainties may impact the matters addressed in the forward-looking statements, and actual results may differ materially from those expressed or implied. For a discussion of the factors that could cause actual results to differ, please see the disclosure under the heading “Risk Factors” in the Company’s quarterly reports on Form 10-Q and annual report on Form 10-K filed with the Securities and Exchange Commission

For information about Dresser-Rand, go to our website at www.dresser-rand.com.

Company Contact: Blaise Derrico, Director Investor Relations (716) 375-3152